Exhibit 10.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

SPIRAL ENERGY TECH., INC.,

EXACTUS BIOSOLUTIONS INC.,

and

THE STOCKHOLDERS OF EXACTUS BIOSOLUTIONS INC.
AS SIGNATORIES HERETO

Dated as of February 29, 2016

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this "Agreement") is entered into as of February 29, 2016, by and among SPIRAL ENERGY TECH., INC., a Nevada corporation ("Purchaser"), EXACTUS BIOSOLUTIONS INC., a Delaware corporation, ("Exactus") and, the stockholders of Exactus signatory hereto (each individually, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, Purchaser and Exactus have each agreed to the acquisition by Purchaser of all of equitable and other legal rights, title and interests in and to the issued and outstanding capital stock  of Exactus pursuant to a voluntary share exchange transaction (the "Share Exchange"), and the other transactions provided herein and have adopted this Agreement, in each case after determining that the Share Exchange and the consummation of the other transactions contemplated herein are advisable, fair to, and in the best interests of the Purchaser, Exactus and, their respective stockholders;

WHEREAS, in furtherance thereof, the Board of Directors of Purchaser has approved the Share Exchange in accordance with the applicable provisions of the Nevada Revised Statutes (“NRS”) and upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, the Board of Directors and the Stockholders of Exactus have each approved the Share Exchange in accordance with the applicable provisions of the laws of the State of Delaware and upon the terms and subject to the conditions set forth herein; and

WHEREAS, for United States federal income tax purposes, the parties intend that the Share Exchange shall constitute a tax-free reorganization within the meaning of Sections 368 and 1032 of the Code.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1           Defined Terms.

When used in this Agreement, the following terms shall have the respective meanings specified below.

(a)           "Agreement" means this Share Exchange Agreement.

(b)           "Applicable Law" or "Applicable Laws" means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, principles of common law, requirements and Orders adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person's properties or assets.

(c)           "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a Material Adverse Effect in the benefits to such Person of this Agreement and the Share Exchange.

(d)           "Breach" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

(e)           "Business" means the business presently conducted by Exactus.

(f)           "Business Day" means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York City, NY are permitted or required to be closed.

(g)           “DGCL” means the Delaware General Corporation Law, as amended from time to time, and the rules and regulations promulgated thereunder.  Section references to the DGCL are to the DGCL as in effect at the date of this Agreement.

(h)           "Closing" shall mean the completion of the Share Exchange and the consummation of the transactions set forth herein.

(i)           "Closing Date" shall mean the date on which the Closing is completed.

(j)           "Code" shall mean the Internal Revenue Code of 1986, as amended.

(k)           "Consent" means any approval, consent, license, permits, ratification, waiver or other authorization.

(l)           "Contract" means any agreement, contract, lease, license, consensual obligation, promise, undertaking, understanding, commitment, arrangement, instrument or document (whether written or oral and whether express or implied), whether or not legally binding.

(m)           ""Encumbrance" means and includes:

(i)           with respect to any personal property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(ii)           with respect to any Real Property (whether and including owned real estate or Real Estate subject to a Real Property Lease), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of Third Parties (including Governmental Bodies), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

(n)           "Governing Documents" means with respect to any particular entity, the articles or certificate of incorporation and the bylaws (or equivalent documents for entities of foreign jurisdictions); all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and any amendment or supplement to any of the foregoing.

(o)           "Governmental Body" means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(p)             "Knowledge" means actual knowledge without independent investigation.

(q)             "Material Adverse Effect" or "Material Adverse Change" means:

(i)           with respect to Exactus or the Stockholders, an effect that is or would reasonably be expected to be materially adverse (A) to the Business, results of operations or financial condition of Exactus; or (B) to Exactus’ or the Stockholders’ ability to perform any of their respective obligations under this Agreement or to consummate the transactions contemplated in this Agreement; or

(ii)           with respect to the Purchaser, an effect that is or would reasonably be expected to be materially adverse (A) to the business, results of operation or financial condition of the Purchaser considered as a whole; or (B) to the ability of the Purchaser to perform any of their respective obligations under this Agreement or to consummate the transactions contemplated in the Agreement;

provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is: (A) general changes in the financial markets or in the global or United States economy so long as any such change does not materially effect the referenced party to a materially different extent than other similarly situated Persons, (B) any action or omission of the parties permitted or required by the Agreement, and (C) the announcement of the transactions contemplated hereby.

(r)              "NRS" shall mean the Nevada Revised Statutes, as amended.

(s)              "Order" means any writ, directive, order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

(t)              "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(u)             "Party" or "Parties" means Exactus, the Stockholders and/or the Purchaser.

(v)             "Person" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization or a Governmental Body.

(w)             "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(x)              "Purchaser" means Spiral Energy Tech., Inc.

(y)             "Purchaser Business" means Purchaser's business as presently conducted.

(z)              "Purchaser Preferred Stock" means the Series B-1 Preferred Stock, par value $.0001 per share, of Purchaser.

(aa)            "Real Property" means any Land and Improvements and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of any Land.

(bb)           "Real Property Lease" means any lease, rental agreement or rights to use any Land or Real Property.

(cc)            "Representative" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other Representative of that Person.

(dd)           "SEC" means the United States Securities and Exchange Commission.

(ee)            "Securities Act" means the Securities Act of 1933, as amended.

(ff)             "Security Interest" means any mortgage, pledge, security interest, Encumbrance, charge, claim, or other lien, other than:  (a) mechanic's, materialmen's and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings; (c) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (d) liens arising in connection with sales of foreign receivables; (e) liens on goods in transit incurred pursuant to documentary letters of credit; (f) purchase money liens and liens securing rental payments under capital lease arrangements; and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

(gg)           "Share Exchange" has the meaning set forth in the preamble.

(hh)           "Shares" has the meaning set forth in Section 2.1

(ii)             "Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

(jj)             "Exactus" has the meaning set forth in the preamble.

(kk)           "Exactus Board" has the meaning set forth in Section 4.3.

(ll)             "Exactus Shareholders" has the meaning set forth in Section 2.1.

(mm)         "Tax" or "Taxes" means all taxes, assessments, charges, duties, fees, levies or other similar governmental charges, including all U.S. and non-U.S. federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.

(nn)           "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.2           Schedules and Exhibits.

The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement.  If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

ARTICLE II.

THE SHARE EXCHANGE

2.1           The Share Exchange.

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Closing, the parties shall cause the Share Exchange to be consummated by taking all appropriate actions to ensure that all equitable and legal rights, title and interests in and to the issued and outstanding capital stock of Exactus is assigned, delivered and transferred to the Purchaser, in exchange for the issuance of an aggregate of 32,000,000 shares of Purchaser’s Series B-1 Preferred Stock (the "Shares") to the shareholders of Exactus listed on Schedule 2.1 (the “Exactus Shareholders”).

2.2           Tax Free Reorganization.

The Parties each hereby agree to use their Best Efforts and to cooperate with each other to cause the Share Exchange to be a tax-free reorganization within the meaning of Sections 368 and 1032 of the Code.

2.3           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary and subject to Section 262 of the DGCL, shares of Exactus Common Stock outstanding immediately prior to the Closing and held by a holder who has not voted in favor of the Share Exchange and who has not consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive shares of the Purchaser Preferred Stock, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL.  Such holder shall be entitled to receive payment of the appraised value of such shares of Exactus Common Stock in accordance with the provisions of the DGCL, provided that such holder complies with the provisions of Section 262 of the DGCL.  If, after the Closing Time, any such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Closing Date into the right to receive the shares of Purchaser Preferred Stock pursuant to Section 2.1.  Exactus shall give Purchaser prompt notice of any demands received by Exactus for appraisal of shares of Exactus, and shall have the right to participate in all negotiations and proceedings with respect to such demands.

2.4           Closing.

The Closing will occur via e-mail and facsimile on such date and time to be agreed upon by the parties (the "Closing Date"), following satisfaction or waiver of the conditions set forth in Article VII.

2.5           Reorganization of the Board of Directors and Management.

(a)          Purchaser shall take such action as may be necessary to appoint the individuals set forth on Schedule 2.5 as a directors of the Purchaser, effective as of the Closing and until their  respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Purchaser’s Articles of Incorporation and By-laws.

(b)          Those individuals set forth on Schedule 2.5 shall, as of the Closing, be appointed as the officers of the Purchaser until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Purchaser's Certificate of Incorporation and By-laws.

(c)          If at any time after the Closing, any party shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Purchaser the title to any property, rights, privileges, powers and franchises of, and equity in, Exactus by reason of, or as a result of, the Share Exchange, or otherwise to carry out the provisions of this Agreement, the remaining parties, as applicable, shall execute and deliver, upon request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers, franchises, and equity in the Purchaser, and otherwise to give effect to the provisions of this Agreement and the Share Exchange.

ARTICLE III.

COVENANTS, REPRESENTATIONS AND
WARRANTIES OF THE STOCKHOLDERS

3.1           Investment Purpose.

The Stockholders acknowledge and agree that they are acquiring the Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act) directly or indirectly unless:

(a)           The sale is to Purchaser;

(b)           the sale is made pursuant to the exemption from registration under the Securities Act, provided by Rule 144 thereunder; or

(c)           the Shares are sold in a transaction that does not require registration under the Securities Act, or any applicable United States state laws and regulations governing the offer and sale of securities, and the vendor has furnished to Purchaser an opinion of counsel to that effect or such other written opinion as may be reasonably required by Purchaser.

3.2           Share Legend.

The Stockholders acknowledge and agree that the certificates representing the Shares shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND THAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

3.3           Representations and Warranties.

The Stockholders represent and warrant that:

(a)           the Stockholders acknowledge that the shares being issued hereunder are subject to significant restrictions on transfer as imposed by state and federal securities laws, including but not limited to a minimum holding period of at least six (6) months; and

(b)           the Stockholders are not aware of any advertisement of any of the shares being issued hereunder.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF EXACTUS

As a material inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Exactus makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by Purchaser regardless of any investigation made or information obtained by Purchaser (unless and to the extent specifically and expressly waived in writing by Purchaser on or before the Closing Date):

4.1           Organization and Good Standing.

(a)           Exactus is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Exactus is duly qualified to do business in each jurisdiction in which it conducts business activities and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on Exactus.

(b)           Exactus has no Subsidiaries and does not own any shares of capital stock or other securities of any other Person.

4.2           Capitalization of Exactus.

The entire authorized capital stock of Exactus consists of 5,000 shares of common stock, par value $1.00 per share.  All issued and outstanding shares of common stock have been duly authorized, are validly issued, fully paid and nonassessable.  There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Exactus is a party or which are binding upon Exactus providing for the issuance, disposition or acquisition of any of its capital stock, nor any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Exactus.

4.3           Authorization of Transaction.

(a)           Exactus has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. On the Closing Date, this Agreement shall be duly and validly authorized by all necessary action on the part of Exactus in accordance with Applicable Laws and Exactus' Governing Documents.  This Agreement constitutes the valid and legally binding obligation of Exactus, enforceable in accordance with its terms and conditions.  The Board of Directors of Exactus (the "Exactus Board") has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby.

(b)            The shareholders of Exactus holding not less than a majority of the issued and outstanding capital stock of Exactus have by written consent approved the consummation of the transactions contemplated hereby.

(c)           Exactus has taken all corporate actions required to be taken by the Exactus for the consummation of the Share Exchange.

4.4           Noncontravention.

Neither the execution nor delivery of this Agreement, nor consummation of the Share Exchange, by Exactus will:

(a)           violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Exactus is subject or any provision of its Governing Documents; or

(b)           conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Exactus is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Exactus or on the ability of the Parties to consummate the Share Exchange.

ARTICLE V.

REPRESENTATIONS AND WARRANTEES OF PURCHASER

As a material inducement for Exactus to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by Exactus regardless of any investigation made or information obtained by Exactus (unless and to the extent specifically and expressly waived in writing by Exactus on or before the Closing Date):

5.1           Organization and Good Standing.

(a)           Purchaser is a corporation duly organized, validly existing and in good standing under the laws of State of Nevada. Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on Purchaser.

(b)           Purchaser has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

5.2           Authorization of Transaction.

Purchaser has the corporate power to execute, deliver and perform this Agreement, the Related Agreements, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by law, its Governing Documents or otherwise, to authorize the execution, delivery, and performance  of this Agreement and such related documents.  The execution and delivery of this Agreement has been approved by the Board of Directors of Purchaser.  This Agreement is a valid obligation of Purchaser and is legally binding on Purchaser in accordance with its terms.

5.3           Capitalization of Purchaser.

The entire authorized capital stock of Purchaser consists of 200,000,000 shares of common stock having a par value of $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. All issued and outstanding shares of the Purchaser’s capital stock have been duly authorized, are validly issued, fully paid and nonassessable.  There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Purchaser is a party or which are binding upon Purchaser providing for the issuance, disposition or acquisition of any of its capital stock, nor any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Purchaser.

5.4           Noncontravention.

Neither the execution nor delivery of this Agreement, nor consummation of the Share Exchange, will:

(a)           violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Purchaser is subject or any provision of its Governing Documents; or

(b)           conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Purchaser or on the ability of the Parties to consummate the Share Exchange.

ARTICLE VI.

ACCESS TO INFORMATION AND DOCUMENTS

6.1           Access to Information.

Between the date hereof and the Closing Date, each Party will give to the other and its counsel, accountants and other Representatives full access to all the properties, documents, contracts, personnel files and other records and shall furnish copies of such documents and with such information with respect to its affairs as may from time to time be reasonably requested.  Each Party will disclose to the other and make available to such Party and its Representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of Exactus or Purchaser, as the case may be.  In addition, Exactus shall make available to Purchaser all such banking, investment and financial information as shall be necessary to allow for the efficient integration of Exactus's banking, investment and financial arrangements with those of Purchaser at the Closing.  Access of Purchaser pursuant to the foregoing shall be granted at a reasonable time and upon reasonable notice.

6.2           Effect of Access.

(a)           Nothing contained in this Article V., shall be deemed to create any duty or responsibility on the part of either Party to investigate or evaluate the value, validity or enforceability of any Contract or other asset included in the assets of the other Party.

(b)           With respect to matters as to which any Party has made express representations or warranties herein, the Parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such Parties, except to the extent that such investigations result in actual Knowledge of the inaccuracy or falsehood of particular representations and warranties.

ARTICLE VII.

COVENANTS

7.1           Preservation of Business.

(a)           Prior to the Closing or the termination of this Agreement, Exactus will use its Best Efforts to preserve the Business, to keep available to Purchaser the services of the present employees of Exactus, and to preserve for Purchaser the goodwill of the suppliers, customers and others having business relations with Exactus.  Exactus shall conduct its Business only in the Ordinary Course of Business, including, without limitation, its policies and practices relating to the collection of accounts receivable and the payment of accounts payable and other liabilities, and not introduce any new methods of management, operations or accounting, without Purchaser’s prior written consent (which shall not be unreasonably withheld); maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting it, and keep in full force and effect present insurance policies.

(b)           Prior to the Closing or the termination of this Agreement, Purchaser will use its Best Efforts to preserve the Purchaser Business, to keep available to Purchaser the services of the present employees of Purchaser, and to preserve for Purchaser the goodwill of the suppliers, customers and others having business relations with Purchaser.  Purchaser shall conduct the Purchaser Business only in the Ordinary Course of Business, including, without limitation, its policies and practices relating to the collection of accounts receivable and the payment of accounts payable and other liabilities, and not introduce any new methods of management, operations or accounting, without the prior written consent of Exactus (which shall not be unreasonably withheld); maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting it, and keep in full force and effect present insurance policies.

7.2           Current Information.

(a)           During the period from the date of this Agreement to the Closing, each Party hereto shall promptly notify each other Party of any (i) significant change in the normal course of business or operations of its business, (ii) Proceeding (or communications indicating that the same may be contemplated), or the institution or threat or settlement of Proceedings, in each case involving such Party, the outcome of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Party, taken as a whole or (iii) event which such Party reasonably believes could be expected to have a Material Adverse Effect on the ability of any Party  to consummate the Share Exchange.

(b)           During the period from the date of this Agreement to the Closing, Purchaser shall promptly notify Exactus of any correspondence received from the SEC and shall deliver a copy of such correspondence to Exactus within one (1) Business Day of receipt.

ARTICLE VIII.

CONDITIONS TO CLOSING

8.1           Mutual Conditions.

The respective obligations of each Party to effect the Share Exchange shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Purchaser and Exactus:

(a)           None of Purchaser, or Exactus shall be subject to any Order by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Share Exchange or (ii) would impose any material limitation on the ability of Purchaser effectively to exercise full rights of ownership of the common stock of Exactus or any material portion of the assets or Business, taken as a whole.

(b)           No statute, rule or regulation, shall have been enacted by any Governmental Body that makes the consummation of the Share Exchange illegal.

8.2           Conditions to the Obligations of Purchaser to Close.

The obligations of Purchaser under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a)           The representations and warranties of Exactus contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date, and each of the representations and warranties of Exactus that are not so qualified shall be true in all material respects on and as of the Closing Date.

(b)           Exactus shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by Exactus at or prior to the Closing.

(c)           There shall not be threatened, instituted or pending any Proceeding by or before any court or Governmental Body requesting or looking toward an Order that (a) restrains or prohibits the consummation of the Share Exchange, (b) could have a Material Adverse Effect on Purchaser's ability to exercise control over or manage the Exactus after the Closing or (c) could have a Material Adverse Effect on Exactus.

(d)           On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Share Exchange.

8.3           Conditions to the Obligations of Exactus.

The obligations of Exactus and the Exactus Shareholders under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a)           The representations and warranties of Purchaser contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for such representations and warranties made as of a specific date which shall be true as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Purchaser that are not so qualified shall be true in all material respects on and as of the Closing Date (except for such representations and warranties made as of a specific date which shall be true in all material respects as of such date).

(b)           Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by Purchaser at or prior to the Closing.

(c)           There shall not be threatened, instituted or pending any Proceeding by or before any court or Governmental Body requesting or looking toward an Order, that (a) restrains or prohibits the consummation of the Share Exchange or (b) could have a Material Adverse Effect on Purchaser.

(d)           On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Share Exchange.

ARTICLE IX.

SURVIVAL OF REPRESENTATIONS

All representations and warranties made by any Party in this Agreement or pursuant hereto, as modified by any Disclosure Schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall survive the Closing and any investigation made by or on behalf of any Party for a period of one (1) year following the Closing Date.  All statements contained herein or in any schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall be deemed representations and warranties for purposes of Sections 8.2(a) and 8.3(a).  The right to any remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any Knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

10.1           Termination.

This Agreement may be terminated at anytime prior to the Closing:

(a)          by mutual written consent of Purchaser and Exactus;

(b)          by Purchaser or Exactus:

(i)           if the Share Exchange shall not have been consummated on or before February 29, 2016, unless the failure to consummate the Share Exchange is the result of a willful and material Breach of this Agreement by the Party seeking to terminate this Agreement;

(ii)           if any court of competent jurisdiction or other Governmental Body shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Share Exchange and such order, decree, ruling or other action shall have become final and non-appealable;

(iii)           in the event of a Breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within ten (10) days after the giving of written notice to the breaching Party of such Breach (provided that the terminating Party is not then in Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(iv)           in the event that (i) all of the conditions to the obligation of such Party to effect the Share Exchange set forth in Section 8.1 shall have been satisfied and (ii) any condition to the obligation of such Party to effect the Share Exchange set forth in Section 8.2 (in the case of Purchaser) or Section 8.3 (in the case of Exactus) is not capable of being satisfied prior to the end of the period referred to in Section 10.1(b)(i); or

(v)           if there shall have occurred prior to the Closing changes in Applicable Law that, in the aggregate, shall have a Material Adverse Effect on either Party.

10.2           Effect of Termination.

In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party except to the extent that such termination results from the willful and material Breach by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, in which case the terminating Party shall have the right to pursue any remedies available to it at law or in equity.

10.3           Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.4           Extension; Waiver.

At any time prior to the Closing, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE XI.

MISCELLANEOUS

11.1           Notices.

Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to Purchaser:
Spiral Energy Tech, Inc.
Attention: Elliot Maza
550 Sylvan Avenue, Suite 101
Englewood Cliffs, NJ 07632

with a copy to:
Laxague Law, Inc.
1 East Liberty, Suite 600
Reno, NV 89501
Attention:  Joe Laxague, Esq.

If to Exactus:
Exactus Biosolutions, Inc.
Attention: Tim Ryan
80 Eighth Ave, Ste 1107
New York, NY 10011

with a copy to:
Exactus BioSolutions, Inc.
Attention: Philip J. Young
307 Riverside Court
Richmond, VA23238

All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next Business Day following the deposit of such communications with the overnight courier.

11.2           Further Assurances.

Each Party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

11.3           Governing Law.

This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Nevada, applied without giving effect to any conflicts-of-law principles.

11.4           Commissions.

Each of the Parties hereto represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission in connection with the Share Exchange.  Each of the Parties hereto shall pay or discharge, and shall indemnify and hold the other harmless from and against, all claims or liabilities for brokerage commissions or finder's fees incurred by reason of any action taken by it.

11.5           Captions.

The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

11.6           Integration of Exhibits and Schedules.

All Exhibits and Disclosure Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

11.7           Entire Agreement.

This Agreement, the Related Agreements, including all Exhibits and Disclosure Schedules attached hereto and thereto contain the entire agreement of the Parties and supersede any and all prior or contemporaneous agreements between the Parties, written or oral, with respect to the transactions contemplated hereby.  Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the Party or Parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

11.8           Expenses.

Except as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

11.9           Counterparts.

This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

11.10           Binding Effect.

This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.  No Party may assign any right or obligation hereunder without the prior written consent of the other Parties.

11.11           No Rule of Construction.

The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party's role in drafting this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE OF PURCHASER AND EXACTUS TO

SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, Purchaser and Exactus have caused this Share Exchange Agreement and Plan of Reorganization to be executed by their respective duly authorized officers, all as of the day and year first above written.

By Purchaser:

SPIRAL ENERGY TECH., INC.
Dated: ____________________________	By: Elliot Maza Its: Chief Executive Officer

By Exactus:

EXACTUS BIOSOLUTIONS, INC.
Dated: ____________________________	By: Phil Young Its: Chief Executive Officer

SIGNATURE PAGE OF SHAREHOLDERS OF EXACTUS TO

SHARE EXCHANGE AGREEMENT

IN WITNESS WHEREOF, the Shareholders of Exactus have executed this Share Exchange Agreement as of the day and year first above written.

/s/ Phil Young Phil Young

/s/ James Erickson James Erickson

Digital Diagnostics, Pty
By:	/s/Krassen Dimitron, Ph.D.
Print name:	Krassen Dimitron, Ph.D.
Title:	President

Willets Capital LLC
By:
Print name: Title:	Tim Ryan Member

Tonset Capital LLC
By:
Print name: Title:	Tim Ryan Member

Tim Ryan

By: Print name: Title:	Donegal Bio Ventures, LLC /s/ Kevin J. Esual Keven J. Esual President

By: Print name: Title:	VelocityHealth Capital /s/ Kevin J. Esual Keven J. Esual President

By: Print name: Title:	Darwin Investments LLC /s/ Harvey Kesner harvey Kesner Manager

NYTX LLC
By:
Print name: Title:	Tim Ryan Member

/s/ Dale Yakin Dale Yakin

Brosis Capital LLC
By:
Print name: Title:	Tim Ryan Member

By: Print name: Title:	JVC /s/ Joseph Van Cook Joseph Van Cook N/A

Schedule 2.1

Exactus Shareholder Name	Number of Purchaser Series B-1 Preferred Shares to be Issued
Phil Young	8,500,000
Jim Erickson	4,400,000
Digital Diagnostics, PTY	4,000,000
Willets Capital LLC	2,950,000
Tonset Capital LLC	2,850,000
Tim Ryan	1,950,000
Donegal Bio Ventures, LLC	1,500,000
VelocityHealth Capital	1,500,000
Darwin Investments LLC	1,200,000
NYTX LLC	400,000
Dale Yakin	400,000
Brosis LLC	300,000
Joseph Van Cook	50,000
Barry Honig	2,000,000
Total	32,000,000

Schedule 2.5

Philip J. Young – Chief Executive Officer

Tim Ryan – Executive Vice President

Board Members:

Philip J. Young (Chairman)

Tim Ryan